Exhibit 5.4

December 8, 2004

Foster Wheeler Ltd.	Main (213) 689-0200
Foster Wheeler LLC	Fax (213) 614-1868
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000

RE:                              Foster Wheeler Energy Services, Inc. and Pyropower Operating Services Company, Inc.

Ladies and Gentlemen:

We have acted as counsel to Foster Wheeler Energy Services, Inc., a California corporation (“Foster Wheeler”) and Pyropower Operating Services Company, Inc., a California corporation (“Pyropower”, and together with Foster Wheeler, the “Companies”).  The Companies are subsidiaries of Foster Wheeler Ltd., a Bermuda company (“Parent”) and Foster Wheeler LLC, a Delaware limited liability company (“FW LLC”, and together with Parent, the “FW Entities”).  The FW Entities, the Companies and certain other subsidiary guarantors have filed a Registration Statement on Form S-3 (the “Registration Statement”) for the registration of the resale of, among other securities, FW LLC’s 10.359% Senior Secured Notes due 2011, Series A (the “Notes”), guaranteed (the “Note Guarantees”) by Parent and certain subsidiaries of Parent, including the Companies (collectively, the “Note Guarantors”) party to the Indenture (defined below).  The Notes were issued pursuant to an indenture, dated as of September 24, 2004 (the “Indenture”) among FW LLC, Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the Note Guarantors.

I.

We have reviewed the following documents:

(a)                                 The Indenture;

(b)                                The Note Guarantees, as set forth in Article 11 of the Indenture;

(c)                                 Records certified to us by an officer of Foster Wheeler as constituting all records of proceedings and actions of the board of directors of Foster Wheeler relating to the transactions contemplated by the Indenture and the Note Guarantees; and

(d)                                Records certified to us by an officer of Pyropower as constituting all records of proceedings and actions of the board of directors of Pyropower relating to the transactions contemplated by the Indenture and the Note Guarantees.

The Indenture and the Note Guarantees are collectively referred to in this opinion as the “Transaction Documents.”

Where we refer in this opinion to our “knowledge,” we mean the knowledge that we have obtained based solely upon our examination of the records, documents, instruments and certificates listed or described above and the actual contemporaneous knowledge of the attorneys in this firm who are currently involved in legal representation of the Companies in connection with the Transaction Documents.

II.

We express no opinion as to:

(a)                                 The applicable choice-of-law rules that may affect the interpretation or enforcement of any of the Transaction Documents.

(b)                                Any securities, antifraud, antitrust, tax, land use, safety, environmental, hazardous materials, regional, local, insurance company, or banking laws, rules or regulations, or laws limiting the payment of interest.

(c)                                 The effect on the Companies obligations, and Trustees’ rights, under the Transaction Documents of laws relating to fraudulent transfers and fraudulent obligations set forth in Bankruptcy Code §§ 544 and 548 and California Civil Code §§ 3439 et seq.

This opinion is limited to the laws of the State of California.

III.

Based upon the foregoing and our examination of such matters of fact and questions of law as we have deemed necessary or appropriate for our opinion, and subject to the exceptions, limitations and qualifications expressed in this opinion letter, it is our opinion that:

1.                                       The Companies have (i) taken all corporate action necessary to authorize the execution, delivery and performance of Note Guarantees and, (ii) duly executed and delivered the Note Guarantees.

2.                                       If a California court were to apply California law, notwithstanding the choice of New York law in the Note Guarantees, the Note Guarantees are valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms.

IV.

We further advise you that:

(a)                                 Our opinion is subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally, and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(b)                                The enforceability of indemnities, rights of contribution, exculpatory provisions, choice of venue provisions, waivers of jury trials, and waivers of the benefits of other statutory provisions may be limited on public policy grounds.

(c)                                 California Civil Code § 1717 provides that, in any action on a contract where the contract specifically provides that attorneys’ fees and costs incurred to enforce that contract shall be awarded either to one of the parties or to the prevailing party, then the party who is determined to be the party prevailing in the action, whether that party is the party specified in the contract or not, shall be entitled to reasonable attorneys’ fees in addition to other costs.

(d)                                The enforceability of the Note Guarantees may be subject to California statutory provisions and case law to the effect that a guarantor may be discharged if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections afforded a debtor under Article 9 of the Uniform Commercial Code or otherwise takes any action that prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action.  See, e.g., California Civil Code §§ 2799-2857.

V.

This opinion is rendered to you in connection with the Registration Statement and is for your benefit in connection with the Transaction Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

This opinion is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Heller Ehrman White & McAuliffe LLP